Exhibit 16.1

November 20, 2020

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for American Equity Investment Life Holding Company and, under the date of February 25, 2020, we reported on the consolidated financial statements of American Equity Investment Life Holding Company as of and for the years ended December 31, 2019 and 2018, and the effectiveness of internal control over financial reporting as of December 31, 2019. On November 16, 2020, we were notified that American Equity Investment Life Holding Company engaged Ernst & Young LLP as its principal accountant for the year ending December 31, 2021 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of American Equity Investment Life Holding Company’s consolidated financial statements as of and for the year ended December 31, 2020, and the effectiveness of internal control over financial reporting as of December 31, 2020, and the issuance of our reports thereon. We have read American Equity Investment Life Holding Company’s statements included under Item 4.01 of its Form 8-K dated November 20, 2020, and we agree with such statements, except that we are not in a position to agree or disagree with American Equity Investment Holding Company’s statement that a competitive selection process was performed and that the Audit Committee invited three national independent registered public accounting firms to participate in this process. We are also not in a position to agree or disagree with American Equity Investment Life Holding Company’s statement that Ernst & Young LLP were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on American Equity Investment Life Holding Company’s consolidated financial statements, or the effectiveness of internal control over financial reporting.

Very truly yours,

/s/KPMG LLP